Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3, No. 333-236080) of Willamette Valley Vineyards, Inc. of our report dated March 15, 2021, relating to the financial statements of Willamette Valley Vineyards, Inc., as it appears in the Form 10-K of Willamette Valley Vineyards, Inc., for the year ended December 31, 2020.

/s/ Moss Adams LLP

Portland, Oregon
March 15, 2021